As filed with the Securities and Exchange Commission on June 10, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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COLGATE-PALMOLIVE COMPANY
(Exact name of registrant as specified in its charter)

Delaware	13-1815595
(State or other jurisdiction of	(I.R.S. Employer Identification
incorporation or organization)	No.)

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300 Park Avenue
New York, New York 10022
(Address of principal executive offices) (Zip code)

Colgate-Palmolive Company 2009 Executive Incentive Compensation Plan
(Full title of the plan)

Andrew D. Hendry
Senior Vice President, General Counsel and Secretary
Colgate-Palmolive Company
300 Park Avenue
New York, New York 10022
(Name and address of agent for service)

(212) 310-2000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
		Proposed	Proposed maximum	Amount of
Title of securities to be registered	Amount to be	maximum offering	aggregate	registration
	registered (1)	price per share (2)	offering price (2)	fee
Common stock, par value $1.00 per share	11,500,000 shares	$70.22	$807,530,000	$45,060

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers an indeterminate number of shares that may become issuable under the plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on June 3, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in this Part I will be sent or given to each recipient of an award under the Colgate-Palmolive Company 2009 Executive Incentive Compensation Plan as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

      The following documents filed by Colgate-Palmolive Company (the “Company”) with the Commission are specifically incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (filed on February 27, 2009);

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (filed on April 30, 2009); and

(c)	The Company’s description of common stock contained in the Company’s Current Report on Form 8-K dated October 17, 1991, as modified by the Company’s Current Report on Form 8-K dated March 10, 2005.

      In addition, all documents filed subsequent to the filing date of this registration statement by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement except as indicated herein.

Item 4.      Description of Securities.

     Not applicable (the common stock is registered under Section 12 of the Exchange Act).

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Item 5.      Interests of Named Experts and Counsel.

     Not applicable.

Item 6.      Indemnification of Directors and Officers.

     Reference is made to Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), which provides for indemnification of directors, officers and other employees in certain circumstances, and to Section 102(b)(7) of the DGCL, which provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances. Article Tenth of the Restated Certificate of Incorporation of the Company, as amended, eliminates the personal liability for monetary damages of directors under certain circumstances and provides indemnification to directors, officers and other employees of the Company to the fullest extent permitted by the DGCL. The Company has also executed indemnification agreements with the directors, officers and certain other employees of the Company. Such indemnification agreements contain provisions which purport to provide indemnification, where not limited by applicable law, for amounts paid by such individuals in settlement of shareholder derivative actions. Additionally, the Company maintains customary directors' and officers' liability insurance.

Item 7.      Exemption From Registration Claimed.

     Not applicable.

Item 8.      Exhibits.

      The exhibits to this registration statement are listed in the Exhibit Index, which appears elsewhere herein and is incorporated herein by reference.

Item 9.      Undertakings.

(a)	The registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant

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to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 10th day of June, 2009.

COLGATE-PALMOLIVE COMPANY

By:	/s/ Ian Cook
Ian Cook
Chairman of the Board of Directors, President and
Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Principal Executive Officer and Director:

/s/ Ian Cook	Chairman of the Board of Directors,	June 10, 2009
Ian Cook	President and Chief Executive Officer
(principal executive officer)

Principal Financial Officer:

/s/ Stephen C. Patrick	Chief Financial Officer (principal	June 10, 2009
Stephen C. Patrick	financial officer)

Principal Accounting Officer:

/s/ Dennis J. Hickey	Vice President and Corporate	June 10, 2009
Dennis J. Hickey	Controller (principal accounting
officer)

All Other Directors:

John T. Cahill*		June 10, 2009
Jill K. Conway*
Ellen M. Hancock*
David W. Johnson*
Richard J. Kogan*
Delano E. Lewis*
J. Pedro Reinhard*
Stephen I. Sadove*

*By:	/s/ Andrew D. Hendry
Andrew D. Hendry Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description
23	Consent of independent registered public accounting firm

24	Powers of Attorney